EXHIBIT A

Name of Fund	Annual Fee Rate	Effective Date	Initial Term Through*

RBC BlueBay Emerging Market Debt Fund	0.75%	September 1, 2011	October 31, 2012

RBC BlueBay High Yield Bond Fund	0.70%	September 1, 2011	October 31, 2012

RBC Emerging Markets Equity Fund	0.80%	December 20, 2013	October 31, 2014

RBC Emerging Markets Small Cap Equity Fund	1.25%	December 20, 2013	October 31, 2014

RBC Short Duration Fixed Income Fund	0.30%	December 30, 2013	October 31, 2014

RBC Ultra-Short Fixed Income Fund	0.23%	December 30, 2013	October 31, 2014

RBC Small Cap Value Fund	0.70%	September 24, 2014	October 31, 2015

RBC BlueBay Diversified Credit Fund	0.59%	September 24, 2014	October 31, 2015

RBC Global Opportunities Fund	0.76%	September 24, 2014	October 31, 2015

RBC International Opportunities Fund	0.80%	September 24, 2014	October 31, 2015

RBC Emerging Markets Value Equity Fund	0.80%	July 2, 2018	October 31, 2018

RBC Impact Bond Fund	0.35%	December 18, 2017	October 31, 2018

●	After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.(b).

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 25, 2019

RBC Funds Trust

50 South Sixth Street, Suite 2350

Minneapolis, MN 55402

Re: RBC Funds Trust

Ladies and Gentlemen:

We have acted as counsel to RBC Funds Trust, a Delaware statutory trust (the “Trust”) and its separate series in connection with Post-Effective Amendment No. 127 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed and relied upon originals, copies or facsimile transmissions of, among other things, the following: the Amendment; the Trust’s Amended and Restated Agreement and Declaration of Trust dated June 29, 2017, and the Trust’s By-Laws effective January 13, 2004. In addition, we have reviewed and relied upon a certificate issued by the Secretary of State of the State of Delaware dated January 24, 2019, with respect to the Trust. We have also examined such documents and questions of law as we have deemed are necessary or appropriate for purposes of the opinion expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Amendment, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise.

RBC Funds Trust January 25, 2019 Page 2

Based upon the foregoing, we are of the opinion that the Trust’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Amendment, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name in the Amendment, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP